Exhibit 99.1

News Release

For Immediate Release	CONTACT:
Bill Newbould
(610) 558-9800
ENDO PHARMACEUTICALS REPORTS
2005 SECOND QUARTER FINANCIAL RESULTS
CHADDS FORD, Pa., July 21, 2005 — Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP), a specialty pharmaceutical company with market leadership in pain management, today reported financial results for the three months and six months ended June 30, 2005.
Net sales for the second quarter increased 36% to $196.4 million compared with $144.0 million in the second quarter of 2004. Net income for the three months ended June 30, 2005 increased 56% to $49.0 million compared with $31.5 million in the comparable 2004 period. As detailed in the Supplemental Financial Information below, adjusted net income for the three months ended June 30, 2005 was $49.0 million compared with $37.8 million in the same period of 2004.
Diluted earnings per share for the three months ended June 30, 2005 were $0.37 compared with $0.24 in 2004. As detailed in the Supplemental Financial Information below, adjusted diluted earnings per share for the three months ended June 30, 2005 were $0.37 compared with $0.28 in the same period of 2004.
“Our strong financial performance in the second quarter primarily reflects the continued growth of Lidoderm®, our topical analgesic patch, and the successful launch late in the second quarter of all four strengths of our generic extended-release oxycodone tablets on the day of the appellate court decision in our favor,” said Peter A. Lankau, president and chief executive officer.
“Market demand for Lidoderm® remains strong,” Lankau added. “We estimate the prescription demand for Lidoderm® in the second quarter of 2005 to be approximately $105 million, with a 40% growth in prescriptions compared with the second quarter of 2004. For the full year 2005, we continue to expect net sales of Lidoderm® to be approximately $390 to $400 million. With the projected growth of Lidoderm®, the ongoing launches of Frova® and DepoDurTM, and the continued progress of our substantial development pipeline, to which we added the topical ketoprofen patch and the transdermal sufentanil patch in March 2005, we believe we are well positioned for the future.”
Year-to-Date Results
Net sales for the first six months increased to $334.1 million compared with $297.5 million in the comparable 2004 period. Net income for the six months ended June 30, 2005 decreased to $62.9 million compared with $72.7 million in the comparable 2004 period. As detailed in the Supplemental Financial Information below, adjusted net income for the six months ended June 30, 2005 was $75.3 million compared with $81.3 million in the same period of 2004.
Diluted earnings per share for the six months ended June 30, 2005 were $0.47 compared with $0.55 in 2004. As detailed in the Supplemental Financial Information below, adjusted diluted earnings per share for the six months ended June 30, 2005 were $0.57 compared with $0.61 in the same period of 2004.
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2005 Guidance
The company is raising its guidance for 2005 and currently expects net sales in 2005 to be approximately $800 to $825 million, up from its previous guidance of approximately $650 to $660 million. The company estimates adjusted earnings per share for 2005 to be approximately $1.68 to $1.73, up from its previous guidance of approximately $1.13 to $1.15, which excludes estimated upfront and milestone payments to partners. Of course, there can be no assurance of Endo achieving these results. The company’s guidance does not reflect the impact of stock compensation charges. Nor does Endo’s 2005 guidance reflect the launch of its generic transdermal fentanyl patch for which it is awaiting FDA approval.
Use of Non-GAAP Measures — Consolidated EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share:
Consolidated EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. Endo refers to these non-GAAP financial measures in making operating decisions because it believes they provide meaningful supplemental information regarding the company’s operational performance. For instance, Endo believes that these non-GAAP financial measures facilitate its internal comparisons to its historical operating results and comparisons to competitors’ results. The company includes these non-GAAP financial measures in its earnings announcements because it believes they are useful to investors in allowing for greater transparency related to supplemental information used by Endo in its financial and operational decision-making. In addition, Endo has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting at this time. Further, Endo believes that these non-GAAP financial measures may be useful to investors as it is aware that certain of its significant stockholders utilize these measures to evaluate its financial performance. Finally, these measures are considered by the Compensation Committee of Endo’s Board of Directors in assessing the performance and compensation of substantially all of its employees, including its executive officers. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this earnings announcement to their most directly comparable GAAP financial measures as provided with the financial statements included in this press release and are encouraged to read the definition of Consolidated EBITDA and the description of the reconciling items at the end of this press release.
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Supplemental Financial Information
A reconciliation of net income as determined by GAAP to adjusted net income for the three months ended June 30, 2005 and June 30, 2004 is as follows:

	(Unaudited)
	Three Months Ended
	June 30,
	2005	2004
	(in thousands,
	except per share data)
GAAP net income	$49,046	$31,548
Add: Income tax	30,182	19,209

GAAP income before income tax	79,228	50,757
Add: Milestone payments to partners	—	10,000

Adjusted income before income tax	79,228	60,757
Pro forma income tax	30,182	22,994

Adjusted net income	$49,046	$37,763

Diluted weighted average shares outstanding	132,929	132,789

GAAP diluted earnings per share	$0.37	$0.24
Add: Milestone payments to partners, net of tax	—	0.04

Adjusted diluted earnings per share	$0.37	$0.28

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A reconciliation of net income as determined by GAAP to adjusted net income for the six months ended June 30, 2005 and June 30, 2004 is as follows:

	(Unaudited)
	Six Months Ended
	June 30,
	2005	2004
	(in thousands,
	except per share data)
GAAP net income	$62,861	$72,722
Add: Income tax	38,457	44,516

GAAP income before income tax	101,318	117,238
Add: Upfront and milestone payments to partners	20,000	10,000
Add: Termination of development agreement	—	3,800

Adjusted income before income tax	121,318	131,038
Pro forma income tax	46,048	49,756

Adjusted net income	$75,270	$81,282

Diluted weighted average shares outstanding	132,879	132,759

GAAP diluted earnings per share	$0.47	$0.55
Add: Upfront and milestone payments to partners, net of tax	0.10	0.04
Add: Termination of development agreement, net of tax	—	0.02

Adjusted diluted earnings per share	$0.57	$0.61

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The following table presents a reconciliation of net income as determined by GAAP to consolidated EBITDA for the three months ended June 30, 2005 and June 30, 2004:

	(Unaudited)
	Three Months Ended
	June 30,
	2005	2004
	(in thousands)
GAAP net income	$49,046	$31,548
Add: Income tax	30,182	19,209
Less: Interest income, net	(2,109)	(228)

GAAP operating income	77,119	50,529
Add: Depreciation and amortization	3,698	2,262
Add: Milestone payments to partners	—	10,000

Consolidated EBITDA	$80,817	$62,791

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The following table presents a reconciliation of net income as determined by GAAP to consolidated EBITDA for the six months ended June 30, 2005 and June 30, 2004:

	(Unaudited)
	Six Months Ended
	June 30,
	2005	2004
	(in thousands)
GAAP net income	$62,861	$72,722
Add: Income tax	38,457	44,516
Less: Interest income, net	(3,968)	(218)

GAAP operating income	97,350	117,020
Add: Depreciation and amortization	7,294	4,089
Add: Upfront and milestone payments to partners	20,000	10,000
Add: Termination of development agreement	—	3,800

Consolidated EBITDA	$124,644	$134,909

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Product Review
Lidoderm®. For the three months ended June 30, 2005, net sales of Lidoderm® were $100.5 million versus $58.2 million in the same period a year ago. The increase primarily reflects the continued growth of the product as well as the reduction in inventory carried by our customers during the second quarter of 2004. Prescription growth for Lidoderm® was up 40% and dispensed unit growth was up 43% in the second quarter of 2005 versus the comparable 2004 period. The company estimates that prescription demand for Lidoderm® in the second quarter of 2005 was approximately $105 million. For the first half of 2005, net sales of Lidoderm® were $164.6 million compared with $123.6 million in the same period a year ago. Prescription growth for Lidoderm® was up 41% and dispensed unit growth was up 44% for the first half of 2005 from the comparable 2004 period.
Percocet®. Net sales of Percocet® were $24.8 million for the three months ended June 30, 2005 versus $13.6 million in the same period in 2004 substantially due to the reduction in inventory carried by our customers during the second quarter of 2004. The company estimates that prescription demand for Percocet® in the second quarter of 2005 was approximately $25 million. Net sales of Percocet® were $52.2 million for the first half of 2005 compared with $44.4 million in the same period in 2004.
Frova®. Net sales of Frova® were $8.7 million and $14.8 million for the three and six months ended June 30, 2005, respectively. The company began shipping Frova® upon the closing of the license agreement in mid-August 2004 and commenced its promotional efforts in September 2004. As previously announced, during the first quarter of 2005 the company increased the size of its sales forces and realigned its sales representatives and their management to maximize the product opportunities for both Lidoderm® and Frova®.
DepoDurTM. Net sales of DepoDurTM were $2.3 million for the three and six months ended June 30, 2005. The company began shipping DepoDurTM in December 2004 and began the full commercial launch with its 70-representative hospital sales force.
Other branded products. Combined sales of all other branded products were $2.6 million for the second quarter of 2005 compared with $3.1 million in the comparable period of 2004. Net sales of other branded products were $5.5 million for the first half of 2005 compared with $7.5 million in the same period in 2004.
Oxycodone extended-release. In June 2005, the company began commercial sale of all four strengths of its extended-release oxycodone, the generic equivalent of OxyContin. Net sales of extended-release oxycodone were $29.2 million for the second quarter of 2005. The company’s launch of this product followed the June 7, 2005 unanimous affirmance by the U.S. Court of Appeals for the Federal Circuit of the decision issued in Endo’s favor by the U.S. District Court of the Southern District of New York on January 5, 2004. On June 21, 2005, Purdue filed a petition with the Federal Circuit seeking rehearing of the case by the Federal Circuit panel that issued the June 7, 2005 decision, or alternatively, by the entire court. To date, the Federal Circuit has not acted on Purdue’s petition or requested briefing from the company.
Other generic products. Net sales from the company’s other generic products decreased to $28.4 million in the second quarter of 2005 from $69.0 million in 2004. For the first half of 2005, net sales of the company’s other generic products decreased to $65.6 million from $122.0 million in the first half of 2004. These decreases are due to increased generic competition with both Endocet® and the company’s morphine sulfate extended-release tablets.
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Note to Investors
Endo will conduct a conference call with financial analysts to discuss this news release today at 11:00 a.m. ET. Investors and other interested parties may access the conference call by dialing (800) 305-2862 (domestic) or (706) 634-1979 (international). Please dial in 10 minutes prior to the scheduled start time. A replay of the call will be available from July 21, 2005 at 2:00 p.m. ET by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), passcode 7896020, and will run until 12:00 a.m. ET on July 28, 2005.
A simultaneous webcast of the call for interested investors and others may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on July 28, 2005. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.
About Endo
Endo Pharmaceuticals Holdings Inc. is a fully integrated specialty pharmaceutical company with market leadership in pain management products. Through its Endo Pharmaceuticals Inc. subsidiary, the company researches, develops, produces and markets a broad product offering of both branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available online at www.endo.com.
Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Endo’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Endo’s current perspective on existing trends and information. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially from those expressed or implied by these forward-looking statements. The reader should not rely on any forward-looking statement. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Several important factors, in addition to the specific factors discussed in connection with these forward-looking statements individually, could affect the future results of Endo and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release. Important factors that may affect future results include, but are not limited to: market acceptance of the Company’s products and the impact of competitive products and pricing; dependence on sole source suppliers; the success of the Company’s product development activities and the timeliness with which regulatory authorizations and product launches may be achieved; successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions; the availability on commercially reasonable terms of raw materials and other third party manufactured products; exposure to product liability and other lawsuits and contingencies; dependence on third party suppliers, distributors and collaboration partners; the ability to timely and cost effectively integrate acquisitions; uncertainty associated with pre-clinical studies and clinical trials and regulatory approval; uncertainty of market acceptance of new products; the difficulty of predicting FDA approvals; risks with respect to technology and product development; the effect of competing products and prices; uncertainties regarding intellectual property protection; uncertainties as to the outcome of litigation; changes in operating results; impact of competitive products and pricing; product development; changes in laws and regulations; customer demand; possible future litigation; availability of future financing and reimbursement policies of government and private health insurers and others; and other risks and uncertainties detailed in Endo’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-3 filed with the SEC on April 30, 2004, as amended. Readers should evaluate any statement in light of these important factors.
(Tables Attached)
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The following tables present Endo’s unaudited net sales for the three months ended June 30, 2005 and June 30, 2004:
Endo Pharmaceuticals Holdings Inc.
Net Sales (unaudited)
(in thousands)

	Three Months Ended
	June 30,
	2005	2004
Lidoderm®	$100,464	$58,235
Percocet®	24,765	13,624
Frova®	8,677	—
DepoDurTM	2,256	—
Other Brands	2,648	3,106

Total Brands	$138,810	$74,965

Oxycodone Extended Release	$29,219	$—
Other Generics	28,351	69,003

Total Generics	$57,570	$69,003

Total Net Sales	$196,380	$143,968

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The following tables present Endo’s unaudited net sales for the six months ended June 30, 2005 and June 30, 2004:
Endo Pharmaceuticals Holdings Inc.
Net Sales (unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2005	2004
Lidoderm®	$164,564	$123,591
Percocet®	52,184	44,368
Frova®	14,808	—
DepoDurTM	2,256	—
Other Brands	5,469	7,456

Total Brands	$239,281	$175,415

Oxycodone Extended-Release	$29,219	$—
Other Generics	65,634	122,042

Total Generics	$94,853	$122,042

Total Net Sales	$334,134	$297,457

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The following table presents Endo’s consolidated statements of operations for the three months and six months ended June 30, 2005 and June 30, 2004:
Endo Pharmaceuticals Holdings Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
NET SALES	$196,380	$143,968	$334,134	$297,457
COST OF SALES	42,258	28,915	71,843	61,788

GROSS PROFIT	154,122	115,053	262,291	235,669
COSTS AND EXPENSES:
Selling, general and administrative	56,081	43,017	109,675	81,759
Research and development	17,224	19,245	47,972	29,001
Depreciation and amortization	3,698	2,262	7,294	4,089
Loss on disposal of other intangible, including license termination fee of $3,000	—	—	—	3,800

OPERATING INCOME	77,119	50,529	97,350	117,020
INTEREST INCOME, Net	2,109	228	3,968	218

INCOME BEFORE INCOME TAX	79,228	50,757	101,318	117,238
INCOME TAX	30,182	19,209	38,457	44,516

NET INCOME	$49,046	$31,548	$62,861	$72,722

NET INCOME PER SHARE:

Basic	$0.37	$0.24	$0.48	$0.55
Diluted	$0.37	$0.24	$0.47	$0.55

WEIGHTED AVERAGE SHARES:

Basic	131,973	131,792	131,922	131,786
Diluted	132,929	132,789	132,879	132,759
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The following table presents the Endo’s unaudited condensed consolidated balance sheet data at June 30, 2005 and December 31, 2004:
Endo Pharmaceuticals Holdings Inc.
Condensed Consolidated Balance Sheet Data (unaudited)
(in thousands)

	June 30,	December 31,
	2005	2004
ASSETS
Cash and cash equivalents	$276,336	$278,034
Accounts receivable, net	230,131	139,039
Inventory	70,742	71,415
Other current assets	95,778	79,089

Total current assets	672,987	567,577
Property and equipment, net	33,437	28,875
Goodwill	181,079	181,079
Other Intangibles, net	108,346	117,258
Note Receivable	46,940	45,047
Other assets	10,293	7,655

TOTAL ASSETS	$1,053,082	$947,491

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$291,225	$273,248
Other liabilities	38,334	18,293

Total stockholders’ equity	723,523	655,950

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,053,082	$947,491

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The following table presents condensed consolidated cash flow data for the six months ended June 30, 2005 and June 30, 2004:
Endo Pharmaceuticals Holdings Inc.
Condensed Consolidated Cash Flow Data (unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2005	2004
Net cash provided by operating activities	$22,706	$15,148
Net cash used in investing activities	(4,769)	(12,668)
Net cash used in financing activities	(19,635)	(366)

Net (decrease)/increase in cash and cash equivalents	$(1,698)	$2,114

Cash and cash equivalents, beginning of period	$278,034	$229,573

Cash and cash equivalents, end of period	$276,336	$231,687

Definition of Consolidated EBITDA:
Endo’s amended and restated credit facility defines Consolidated EBITDA as consolidated net income for the applicable period plus, without duplication and to the extent deducted from revenues in determining consolidated net income for that period, the sum of (a) the aggregate amount of consolidated cash interest expense for the period, (b) the aggregate amount of letter of credit fees paid during the period, (c) the aggregate amount of income tax expense for the period, (d) all amounts attributable to depreciation and amortization for the period, (e) all extraordinary and non-recurring charges during the period (provided that the amount of charges added to consolidated net income pursuant to this clause (e) that are incurred in connection with any transfer of manufacturing operations shall not exceed $10 million during any fiscal year of Endo or $20 million in the aggregate) and (f) all other non-cash charges during the period; and minus, without duplication and to the extent added to revenues in determining consolidated net income for such period, the sum of (i) all extraordinary gains during the period and (ii) all other non-cash gains during such period, all as determined on a consolidated basis with respect to Endo and its subsidiaries in accordance with accounting principles generally accepted in the United States.
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